EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-25581 of the Savings and Investment Plan for Employees of Weingarten Realty on Form S-8 of our report dated June 23, 2003, appearing in the Annual Report on Form 11-K of the Savings and Investment Plan for Employees of Weingarten Realty for the year ended December 31, 2002.




BDO SEIDMAN, LLP


Houston, Texas
June 30, 2003